EXHIBIT 99.1

Black-Out Notice Concerning Limitations on
Trading in Generations Bancorp NY, Inc. Equity Securities

To:        Executive Officers and Directors of Generations Bancorp NY, Inc.

From: Lori Parish, Assistant Vice President and Corporate Secretary

Date:   November 12, 2021

1.
As you may know, a “blackout period” will be imposed on trading in Generations Bancorp NY, Inc. (the “Company”) common stock due to the transition of the Generations Bank 401(k) Plan (the “401(k) Plan”) from Touchstone Retirement Group to Principal, which is expected to begin as of the end of the day on December 14, 2021.  This blackout period, described in more detail below, is necessary in order to transfer the assets, recordkeeping and other services related to the 401(k) Plan from Touchstone Retirement Group to Principal.  Under the Sarbanes-Oxley Act of 2002 and Securities Exchange Commission Regulation BTR, the executive officers and directors of the Company will generally be prohibited from engaging in transactions involving Company equity securities (including options and other derivatives based on Company stock) during this blackout period.

2.
During the blackout period participants in the 401(k) Plan will be temporarily unable to (i) to make changes to their individual accounts, (ii) obtain distributions or loans from the 401(k) Plan, or (iii) direct or diversify the assets held in their individual accounts.

3.
The blackout period is expected to begin at the end of the day on December 14, 2021, and end during the week of January 16, 2022, provided, however, that the blackout period may be extended due to events that are beyond the control of the Company.  We will notify you of any changes that affect the dates of the blackout period.  In addition, you can confirm the status of the blackout period by contacting Lori Parish, Assistant Vice President and Corporate Secretary, 20 East Bayard Street, Seneca Falls, New York 13148, at lori.parish@mygenbank.com or by calling (315) 568-1110.

4.
Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of the Company that you acquired in connection with your service as an executive officer or director.  “Equity securities” are defined broadly to include options and other derivatives.  Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

5.
The prohibition covers securities acquired “in connection with service as a director or executive officer.”  This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the Company, and as director qualifying shares.

Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered.  However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).
6.	The following are examples of transactions that you may not engage in during the blackout period:
•	Exercising stock options granted to you in connection with your service as a director or executive officer;
•	Selling Company stock that you acquired by exercising options;
•	Selling Company stock that you originally received as a restricted stock grant.
7.	There are certain exemptions, including:
•
Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout);

•	Bona fide gifts, bequests and transfers pursuant to domestic relations orders.
8.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.
The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe.

We therefore request that you contact Lori Parish, Assistant Vice President and Corporate Secretary at lori.parish@mygenbank.com or by calling (315) 568-1110 before engaging in any transaction involving Company stock or derivatives based on Company stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.